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Exhibit 10.2

STATE NATIONAL BANCSHARES, INC.
STOCK OPTION PLAN

NONSTATUTORY OPTION AGREEMENT

        THIS AGREEMENT is made and entered into effective as of                        , 1996, (the "Effective Date") between State National Bancshares, Inc. (the "Bank"), and                        (the "Optionee") in connection with the grant of a nonstatutory Option under the State National Bancshares, Inc. Stock Option Plan (the "Plan").

W I T N E S S E T H:

        WHEREAS, the Optionee is employed by the Bank or one of its affiliates in a key position; and

        WHEREAS, the Bank desires to encourage Optionee to own Stock and to give him added incentive to advance the interests of the Bank through the Plan; and

        WHEREAS, the Bank desires to grant the Optionee a nonstatutory Option to purchase Stock of the Bank under terms and conditions established by the Committee appointed by the Board of Directors.

        NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the Agreement between the Bank and the Optionee:

1.    Definitions.    For purposes of this Agreement, defined terms shall have the meanings given to them by the Plan except as specified below:

        1.1   "Agreement" shall mean this document as executed by the Bank and the Optionee, and as it may be subsequently amended; and

        2.    Grant of Option.    Subject to the terms and conditions set forth in this Agreement, the Bank grants to the Optionee an Option to purchase from the Bank during the period ending ten (10) years from the date of this Agreement,            shares of Stock at a price of $            per share, subject to adjustment, if any, as provided in this Agreement. This Option is not an incentive stock option within the meaning of Code Section 422.

        The Option shall become fully vested and exercisable according to the following vesting schedule, if any, prescribed by the Committee:

  _____________________________________________________________________________________
  [Insert the number of years of service required; if specific dates are used, indicate if the Optionee must be employed on that date]

Notwithstanding the above, all Options shall become fully vested and exercisable immediately upon the occurrence of any of the Change in Control Events listed in Section 9, if the Holder is still employed on the date of such Change of Control Event.

        3.    Exercise Rights.    The Option granted pursuant to Section 2 may be exercised during its term in full or in part, to the extent vested, as to any number of whole shares (but no fractional shares), subject to the provisions of the Plan and of the following provisions.

        This Option may be exercised only during the periods of time announced by the Bank as permissible Stock selling periods, which shall be periods related to the valuation of the Stock. Exercise of an Option shall not be effective until the Committee has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate exercise price of the number of shares purchased. The Bank shall not in any case be required to sell, issue, or deliver a fractional share of Stock with respect to any Option.

        Nothing in the Plan or in this Agreement shall be deemed to require the Bank to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Bank, constitute a violation of the Securities Act, as amended or any other applicable statute or regulation, as then in effect. At the time of any exercise of an Option, the Bank may, as a condition precedent to the exercise of such Option, require from the Optionee (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Bank, may be necessary to ensure that any disposition by such Optionee (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any other applicable state or federal statute or regulation, as then in effect.

        4.    Notice of Exercise.    This Option may be exercised in accordance with Sections 2 and 3, by written notice to the Committee at the address provided in this Agreement, which notice shall:

          (a)   specify the number of shares of Stock to be purchased and the exercise price to be paid for such shares of Stock;

          (b)   if the person exercising this Option is not the Optionee himself, contain or be accompanied by evidence satisfactory to the Committee of such person's right to exercise this Option;

          (c)   be accompanied by payment in full of the purchase price in the form of cash, a certified or cashier's check to the order of the Bank, a wire transfer of immediately available funds; or, with the consent of the Committee, in whole shares of Stock already owned by the Optionee or partly in cash and partly in such Stock; and

          (d)   be accompanied by the amount that the Bank deems necessary to satisfy the Bank's obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise. Such amount shall be paid in cash or, with the permission of the Committee, may be paid wholly or partially in shares of Stock (including, but not limited to, the reservation to the Bank of the requisite number of shares of Stock otherwise payable to such person with respect to such Option).

        5.    Transferability and Exercise Restrictions.    This Option shall not be transferable except by will or by the laws of descent and distribution. During the Optionee's lifetime this Option may be exercised only by him. No assignment or transfer of this Option, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by will or by the laws of descent or distribution, shall vest in the assignee or transferee any interest or right whatsoever in this Option.

        6.    Status of Optionee.    The Optionee shall have no right as a shareholder with respect to any shares covered by this Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.6 of the Plan.

        7.    No Effect on Capital Structure.    This Option shall not affect the right of the Bank or any Affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

        8.    Termination of Option.    If an Optionee ceases to be an Eligible Individual, the Option shall terminate ninety days after such Optionee ceases to be an Eligible Individual. Notwithstanding the foregoing, if an Optionee ceases to be an Eligible Individual by reason of Disability, the Optionee shall have the right for twelve (12) months after the date of Disability to exercise an Option to the extent such Option is exercisable on the date of his Disability. If an Optionee ceases to be an Eligible

Individual by reason of death, Optionee's designated beneficiary shall have the right for twelve (12) months after the date of death to exercise the Option, to the extent such Option is exercisable on the date of death. At the end of such twelve (12) month or ninety (90) day period, as applicable, the Option shall terminate and cease to be exercisable. Each Optionee shall have the right to designate a beneficiary on the form provided by the Committee. If no beneficiary is designated, the Optionee's estate shall have the rights of a beneficiary. Notwithstanding any other provision of this Plan, no Option shall be exercisable after the expiration of ten (10) years from the date it is granted (the "Maximum Term").

        9.    Adjustments Upon Changes in Capitalization, Merger, Etc.    Notwithstanding any other provision of this Agreement, in the event of any change in the number of outstanding shares of Stock that is (a) effected without receipt of consideration by the Bank, by reason of a stock dividend, split, combination, exchange of shares, merger, or other recapitalization, in which the Bank is the surviving corporation, or (b) by reason of a spin-off of a part of the Bank into a separate entity, or assumptions and conversions of outstanding grants due to an acquisition by the Bank of a separate entity, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect of such change. In the event of a dispute concerning such adjustment, the Committee has full discretion to determine the resolution of the dispute. Such determination shall be final, binding and conclusive. The number of reserved shares or the number of shares subject to any outstanding Option shall be automatically reduced to the extent necessary to eliminate any fractional shares.

In the event of:

  (a)
  a dissolution or liquidation of the Bank,

  (b)
  a merger or consolidation (other than a merger effecting a re-incorporation of the Bank in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Bank and their proportionate interests therein immediately prior to the merger or consolidation) in which the Bank is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of the Bank and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Bank and their proportionate interests therein immediately prior to the transaction; provided, however, that the Board of Directors may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or

  (c)
  a transaction in which any person (other than a shareholder of the Bank on the date of the Optionee's Agreement) becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Bank (provided, however, that the Board of Directors may at any time prior to such transaction provide by resolution that this Subsection shall not apply if such acquiring person is a corporation and a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such fifty percent (50%) or more total combined voting power)

("Change in Control Events") all options shall fully vest and the Board of Directors shall, as of the effective time of such transaction, either (1) change the number and kind of shares of stock (including substitution of shares of another corporation) and exercise price in the manner it deems appropriate;

provided, however, that in no event may any change be made under this Section which would constitute a "modification" within the meaning of section 424(h)(3) of the Code; or (2) purchase the Options from each Optionee by tendering cash equal to the Fair Market Value of the Stock represented by the Options less the exercise price of the Option specified in each Agreement, without regard to the determination as to the periods and installments of exercisability made pursuant to an Optionee's Agreement, if (and only if) such Options have not at that time expired or been terminated.

        10.    Committee Authority.    Any question concerning the interpretation of this Agreement, any adjustments required to be made under this Agreement, and any controversy which may arise under this Agreement shall be determined by the Committee in its sole discretion.

        11.    Plan Controls.    The terms of this Agreement are governed by the terms of the Plan, a copy of which has been provided to Optionee and is made a part of this Agreement as if fully set forth in this Agreement, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

        12.    Notice.    Whenever any notice is required or permitted under this Agreement, such notice must be in writing and delivered (personally or by courier), telecopied (if confirmed) or sent by mail. Any notice required or permitted to be delivered under this Agreement shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this Agreement. The Bank or Optionee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. It is the Optionee's responsibility to provide a current address to the Committee. Failure to do so will forfeit Optionee's right to any notices otherwise required. Until changed in accordance with this Agreement, the Bank and the Optionee specify their respective addresses as set forth below:

Committee:	Stock Option Committee c/o State National Bancshares, Inc. Attention: ________________________ 1661 Broadway Lubbock, Texas
Bank:	State National Bancshares, Inc. Attention: ________________________ 1661 Broadway Lubbock, Texas
Optionee:	_________________________________ _________________________________ _________________________________

        13.    Information Confidential.    As partial consideration for the granting of this Option, the Optionee agrees that he will keep confidential all information and knowledge that he has relating to the manner and amount of participation in the Plan; provided, that such information may be disclosed as required by law and may be given in confidence to the Optionee's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

        14.    Governing Law.    Except as is otherwise provided in Section 10.17 of the Plan, the provisions of this Agreement shall be governed by the contract law of the State of Texas.

        IN WITNESS WHEREOF, the Bank and the Optionee have executed this Agreement this            day of                        , 1996.

STATE NATIONAL BANCSHARES, INC.
By:
Title:

"OPTIONEE"

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  Exhibit 10.2
STATE NATIONAL BANCSHARES, INC. STOCK OPTION PLAN NONSTATUTORY OPTION AGREEMENT